 Contact: Kathleen Campbell, Marketing Director First Citizens National Bank

570-662-0422 15 S. Main Street

570-662-8512 (fax) Mansfield, PA 16933

Citizens Financial Reports Second Quarter Earnings

MANSFIELD, PENNSYLVANIA - Citizens Financial Services, Incorporated (OTC BB: CZFS) President Richard E. Wilber has released its financial performance through June 30, 2003. Earnings for quarter ending June 30, 2003, were $1,382,000 as compared to $1,415,000 for the same quarter last year, representing a 2.3% decrease.

Total assets for First Citizens were $446.5 million, an increase of 3.6% over June 30, 2002. Total deposits are $391.9 million while total loans are $303 million - an increase of 3.8% and 6.2%, respectively.

Earnings for the first half of 2003 were $2.7 million, a 1% decline from the comparable period in 2002. The primary reason that earnings have been limited is due to the very unusual interest rate environment that the banking industry is faced with.

Earnings per share in the current quarter were 49 cents versus 50 cents in the comparable quarter 2002. Total stockholders' equity is $39.5 million as compared to $35.9 million one year ago - a 9.9% improvement. The common stock market price remains strong at approximately $27.63 - a 57% increase over the $17.60 one year ago. The recently declared cash dividend of 18 1/2 cents represents a 2.7% yield on the per share market price.

President Richard E. Wilber stated, "We are very proud of the results we received during the first half of 2003 considering that national interest rates are lower than we've seen in decades. The Federal Reserve continues to hope that lowering rates will stimulate more economic growth. This has caused the yield on our loan portfolio to decline significantly as the refinancing binge continues. Furthermore, our investment portfolio yield has likewise declined due to the unusual amount of bonds "called" and the accelerated prepayments on mortgage-backed securities. Offsetting the decline in asset yield is a reduction in the cost of interest-bearing deposits, but this decline has been somewhat more modest and has tightened our net interest margin. We are committed to meeting the challenges created by a very different interest rate environment. I believe our on-going management of assets and liabilities over a variety of interest rate environments is serving us well."

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30	December 31
(in thousands, except per share data)	2003	2002
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 13,255	$ 11,173
Interest-bearing	9,955	421
Total cash and cash equivalents	23,210	11,594

Available-for-sale securities	96,289	100,725

Loans (net of allowance for loan losses of $3,769 and $3,621)	299,188	294,836

Premises and equipment	10,966	11,134
Accrued interest receivable	1,720	1,976
Goodwill	6,905	6,905
Core deposit intangible	1,195	1,413
Other assets	6,976	4,075

TOTAL ASSETS	$ 446,449	$ 432,658

LIABILITIES:
Deposits:
Noninterest-bearing	$ 44,475	$ 40,143
Interest-bearing	347,403	332,908
Total deposits	391,878	373,051
Borrowed funds	11,857	17,027
Accrued interest payable	1,626	2,077
Other liabilities	1,642	2,097
TOTAL LIABILITIES	407,003	394,252
STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,882,070 shares in 2003 and 2002, respectively	2,882	2,882
Additional paid-in capital	9,474	9,473
Retained earnings	26,161	24,447
TOTAL	38,517	36,802
Accumulated other comprehensive income	1,878	2,553
Less: Treasury Stock, at cost
55,162 shares	(949)	(949)
TOTAL STOCKHOLDERS' EQUITY	39,446	38,406
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 446,449	$ 432,658

The accompanying notes are an integral part of these unaudited financial statements.

Financial Highlights (In thousands, except per share and ratio data.)
(Unaudited)
	2003	2002
Six Months Ended June 30
Net income	$ 2,746	$ 2,775
Comprehensive income	2,072	3,431
Per common share data:
Earnings per share	0.97	0.98
Cash dividends declared	0.365	0.335
Performance ratios:
Return on average assets	1.27%	1.32%
Return on average equity	15.04%	16.77%

Three Months Ended June 30
Net income	$ 1,382	$ 1,415
Per common share data:
Earnings per share	0.49	0.5
Cash dividends declared	0.185	0.17
Performance ratios:
Return on average assets	1.26%	1.32%
Return on average equity	14.96%	16.88%

At June 30
Assets	$446,449	$ 430,830
Investment securities:
Available-for-sale	96,289	105,839
Loans (net of unearned income)	302,957	285,176
Allowance for loan losses	3,769	3,409
Deposits	391,878	377,468
Stockholders' Equity	39,446	35,882
Non-performing assets	2,724	2,639
Average leverage ratio	6.84%	6.08%
Per common share data:
Book value	$ 13.95	$ 12.82
Market value (average of bid/ask price)	27.75	17.60
Market price to book value ratio	198.93%	137.29%

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2003	2002	2003	2002
INTEREST INCOME:
Interest and fees on loans	$ 5,315	$ 5,314	$ 10,719	$ 10,610
Interest-bearing deposits with banks	17	25	21	31
Investment securities:
Taxable	871	1,226	1,765	2,506
Nontaxable	121	167	258	352
Dividends	77	93	159	193
TOTAL INTEREST INCOME	6,401	6,825	12,922	13,692
INTEREST EXPENSE:
Deposits	2,190	2,537	4,429	5,164
Borrowed funds	74	95	149	191
TOTAL INTEREST EXPENSE	2,264	2,632	4,578	5,355
NET INTEREST INCOME	4,137	4,193	8,344	8,337
Provision for loan losses	120	90	255	210
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,017	4,103	8,089	8,127
NON-INTEREST INCOME:
Service charges	772	776	1,482	1,512
Trust	171	148	295	282
Other	328	230	587	561
Realized securities gains, net	140	186	400	216
TOTAL NON-INTEREST INCOME	1,411	1,340	2,764	2,571
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,942	1,808	3,836	3,521
Occupancy	240	254	518	505
Furniture and equipment	176	242	354	472
Professional fees	142	134	304	290
Amortization	109	114	217	240
Other	1,021	1,038	2,032	2,029
TOTAL NON-INTEREST EXPENSES	3,630	3,590	7,261	7,057
Income before provision for income taxes	1,798	1,853	3,592	3,641
Provision for income taxes	416	438	846	866
NET INCOME	$ 1,382	$ 1,415	$ 2,746	$ 2,775

OPERATING CASH EARNINGS**	$ 1,453	$ 1,491	$ 2,890	$ 2,934

Earnings Per Share	$ 0.49	$ 0.50	$ 0.97	$ 0.98
Operating Cash Earnings Per Share**	$ 0.51	$ 0.53	$ 1.02	$ 1.04
Cash Dividend Declared	$ 0.185	$ 0.170	$ 0.365	$ 0.335

**Operating cash earnings are net income before amortization of intangible assets, net of tax.

	2,826,908	2,826,908	2,826,908	2,826,908